Exhibit 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), dated as of August 7, 2008 to be effective August 11, 2008 (the “Effective Date”), by and between ATS Corporation, a Delaware corporation (hereinafter referred to as “Employer”), and George Troendle, an individual (hereinafter referred to as “Executive”) residing at the address set forth on the signature page hereof.

WITNESSETH:

WHEREAS, Employer desires to engage or employ Executive to perform services for Employer (or any present or future parent, subsidiary, or affiliate of Employer and any successor or assign of Employer) upon the terms and conditions set forth below, and Executive desires to accept employment upon such terms and conditions.

 NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. EMPLOYMENT. Employer hereby employs Executive to serve in the position of Executive Vice President and Chief Operating Officer, and Executive hereby accepts employment by Employer in such position, upon all of the terms and conditions set forth in this Agreement.

2. TERM. This Agreement and the term of Executive’s employment hereunder (the “Employment Term”) (i) shall begin on the Effective Date and, unless earlier terminated as set forth in Section 9 hereof, shall continue through December 31, 2010 (the “Initial Term”) and (ii) after the end of the Initial Term, shall renew automatically for successive one (1)-year terms (each, a “Renewal Term”), subject to the right of either party to terminate this Agreement upon thirty (30) days’ prior written notice to the other party. Further, the phrase “termination of employment” as used hereinafter shall be deemed to be “separation from service” under Section 409A of the Internal Revenue Code (the “Code”).

3. EXECUTIVE’S REPRESENTATIONS AND WARRANTIES. Executive represents, warrants and covenants to Employer that he is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature that would in any way interfere with his acceptance of employment pursuant to the terms hereof or the full performance of his obligations hereunder or that would otherwise pose any conflict of interest.

4. DUTIES AND EXTENT OF SERVICES.

(a) Duties. During the Employment Term, Executive shall serve in the position of Executive Vice President and Chief Operating Officer and shall have such authority and perform such duties as are commensurate with such position and as reasonably assigned by Employer and consistent with such position. In addition, Executive shall hold such other office(s) with Employer (or any affiliates of Employer) to which he may be elected, appointed or assigned from time to time, and to which he has consented, and shall discharge the duties related to such offices.

(b) Extent of Service. During the Employment Term, Executive shall devote his full business time, skill, attention and energy exclusively, diligently, and competently to perform the duties and responsibilities assigned to him hereunder or pursuant hereto, provided that he may manage personal investments, and, with the consent of Employer which shall not be unreasonably withheld, delayed or conditioned, serve on corporate, civic or charitable boards. Executive shall be available to travel as the reasonable needs of the business of Employer require.

5. COMPENSATION.

(a) Base Salary. Subject to Section 11 of this Agreement, for all services rendered under this Agreement during the Term, Employer shall pay to Executive a base salary of Three-Hundred Thousand Dollars ($300,000) per annum, as increased from time to time with the approval of the Compensation Committee (“Base Compensation”). The Base Compensation shall be payable in installments in accordance with Employer’s normal payroll practices for compensating its Executives and shall be subject to payroll deductions and tax withholdings in accordance with Employer’s usual practices and as required by law. Effective with Employer’s 2009 salary review cycle for officers and senior managers, Executive shall become eligible to receive annual increases consistent with Employer’s practices with respect to annual salary increases given to other Executives of Employer with responsibilities, titles and performance comparable to those of Executive.

(b) Incentive Compensation. Beginning immediately but on a pro rata basis for calendar year 2008, Executive shall be entitled to performance-based incentive compensation within the meaning of Section 409A of the Code (“Incentive Compensation”) in an amount up to 60% of the Base Compensation. The Incentive Compensation payable for each performance period (which shall not be less than twelve (12) months) shall be contingent on and based on corporate and individual performance criteria agreed to between Executive and the Compensation Committee from time to time. The target amount payable as Incentive Compensation, as agreed upon between Executive and the Compensation Committee from time to time, is hereinafter referred to as the “Incentive Compensation Target.”

6. FRINGE BENEFITS AND EXPENSES.

(a) Fringe Benefits. Executive shall be entitled to such fringe benefits as are generally made available by Employer to executive personnel, including, but not limited to, health insurance.

(b) Expenses. Employer shall reimburse Executive for his reasonable out-of-pocket costs and expenses in connection with the performance of his duties and responsibilities hereunder, subject to the submission of appropriate vouchers, bills and receipts in accordance with Employer’s policies from time to time in effect, including sufficient detail to entitle Employer to income tax deductions for such paid items, if such items are so deductible.

7. NON-COMPETITION AND NON-SOLICITATION.

(a) For as long as Executive shall remain employed by Employer and for (i) one year if terminated by Employer for Cause or by Employee for any reason and (ii) the applicable following period if terminated by Employer without Cause pursuant to Section 11(f): (x) one year if terminated during the Initial Term; or (y) nine months if terminated after the Initial Term (the “Non-Competition Period”), Executive shall not, directly or indirectly, as principal, agent, Executive, employer, consultant, independent contractor, stockholder, partner or in any other individual capacity whatsoever (except as permitted herein), engage in any Competitive Business Activities without the written consent of Employer which shall not unreasonably be withheld. For purposes of this Agreement, “Competitive Business Activity” means any business activities that are competitive with the activities of Employer as of the Effective Date. The foregoing shall not prevent Executive from owning for investment purposes up to 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity (provided that, in no event shall Executive own more than 5% of the outstanding securities of a publicly traded company engaged in a Competitive Business Activity).

(b) For a period equal to the longer of (i) five (5) years after the Effective Date and (ii) two (2) years after Executive ceases, for any reason, to be employed by Employer or its affiliates, Executive shall not (for his own benefit or for the benefit of any person other than Employer and its affiliates), for the Non-Competition Period, solicit, or assist any person other than Employer to solicit, any officer, director, executive or Executive of Employer or any of their respective affiliates to leave his or her employment.

(c) During the Non-Competition Period, Executive shall not, either himself, or for the benefit of any other person, either as Executive, consultant, investor or in any other capacity whatsoever, contact any Customer or Prospective Customer for the purpose of selling any products or services that constitute a Competitive Business Activity. For purposes of this Agreement, “Customer” means any Person who has purchased products or services from Employer and its affiliates at any time within two (2) years prior to the Effective Date, and “Prospective Customer” means any Person who Employer and its affiliates will actively solicit (or had targeted for solicitation) as of the Effective Date.

(d) Executive has carefully read and considered the provisions of this Section 7, and, having done so, agrees that (i) the restrictions set forth herein are reasonable, in terms of scope, duration, geographic scope and otherwise, (ii) Employer is in the process of expanding its operations and Executive will have access to critical information regarding its operations and therefore the broad scope of the restrictions relating to Employer’s business are necessary, (iii) the protection afforded to Employer hereunder is necessary to protect its legitimate business interests and is no greater than necessary to protect Employer’s legitimate business interests, (iv) the agreement to observe such restrictions forms a material part of the consideration for this Agreement and Executive’s employment by Employer and (v) upon the termination of Executive’s employment with Employer for any reason, she will be able to earn a livelihood without violating the foregoing restrictions. In the event that, notwithstanding the foregoing, any of the provisions of this Section 7 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of this Section 7 relating to the time period and/or the areas of restriction and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period and/or areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(e) Executive agrees that Employer’s remedies at law for any breach or threat of breach by his of any of the provisions of this Section 7 will be inadequate and that Employer shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Section 7 and to enforce specifically the terms and provisions thereof, in addition to any other remedy to which Employer may be entitled at law or equity. Employer agrees that the Employee’s obligations under this Section 7 are contingent upon the Employer fulfilling its obligations to make the payments required by Section 11, Section 12, and Section 13.

8. TRADE SECRETS. Executive shall not use or disclose any of Employer’s trade secrets or other confidential information. The term “trade secrets or other confidential information” includes, by way of example, matters of a technical nature, such as scientific, trade and engineering secrets, “know-how,” formulae, secret processes or machines, inventions, computer programs (including documentation of such programs) and research projects, and matters of a business nature, such as proprietary information about costs, profits, markets, sales, lists of customers, plans for future development, and other information of a similar nature that is designated as confidential or generally maintained as confidential or proprietary by Employer. After termination of Executive’s employment, Executive shall not use or disclose trade secrets or other confidential information unless such information becomes a part of the public domain other than through a breach of Employer’s policies or is disclosed to Executive by a third party who is entitled to receive and disclose such information.

9. RETURN OF DOCUMENTS AND PROPERTY. Upon the effective date of notice of Executive’s or Employer’s election to terminate Executive’s employment, or at any time upon the request of Employer, Executive (or her heirs or personal representatives) shall deliver to Employer (a) all documents and materials containing trade secrets or other confidential information relating to Employer’s business and affairs, and (b) all documents, materials and other property belonging to Employer, which in either case are in the possession or under the control of Executive (or her heirs or personal representatives).

10. DISCOVERIES AND WORKS. All discoveries and works made or conceived by Executive during his employment by Employer, jointly or with others, that relate to Employer’s activities shall be owned by Employer. The term “discoveries and works” includes, by way of example, inventions, computer programs (including documentation of such programs), technical improvements, processes, drawings and works of authorship. Executive shall (a) promptly notify, make full disclosure to, and execute and deliver any documents requested by, Employer to evidence or better assure title to such discoveries and works in Employer, (b) assist Employer in obtaining or maintaining for itself at its own expense United States and foreign patents, copyrights, trade secret protection or other protection of any and all such discoveries and works, and (c) promptly execute, whether during his employment by Employer or thereafter, all applications or other endorsements necessary or appropriate to maintain patents and other rights for Employer and to protect its title thereto. Any discoveries and works which, within six months after the termination of Executive’s employment by Employer, are made, disclosed, reduced to a tangible or written form or description, or are reduced to practice by Employer and which pertain to the business carried on or products or services being sold or developed by Employer at the time of such termination shall, as between Executive and Employer, be presumed to have been made during Executive’s employment by Employer. Set forth on Schedule 10 attached hereto is a list of inventions, patented or unpatented, if any, including a brief description thereof, which are owned by Executive, which Executive conceived or made prior to her employment by Employer and which are excluded from this Agreement.

11. TERMINATION OF EMPLOYMENT.

(a) Upon thirty (30) days’ prior written notice, Employer may terminate Executive’s employment, with or without “Cause,” as defined in Section 11(f) below. Upon thirty (30) days’ prior written notice, Executive may terminate his employment, with or without “Good Reason,” as defined in Section 11(e) below. Upon any termination of Executive’s employment (the “Date of Termination”) for any reason, Employer shall:

(i)	pay to Executive any unpaid Base Compensation through the Date of Termination;

(ii)
pay to Executive any unpaid Incentive Compensation earned with respect to completed performance periods but not paid through the date of termination under the terms of applicable incentive compensation arrangements; and

(iii)	provide to or for the benefit of Executive the benefits, if any, otherwise expressly provided under this Section 11, Section 12 or Section 13, as applicable.

Any payments under this Section 11, Section 12 or Section 13 that are to be made in connection with the termination of Executive’s employment are subject to the provisions of Section 21 and will be paid in cash (with deduction of such amount as may be required to be withheld under applicable law and regulations) within ten (10) business days of Executive’s termination of employment; provided, however, that in the event Executive’s employment is terminated pursuant to Section 11(b) below, then, at Employer’s election, the “No Cause/Good Reason Termination Fee” (as therein defined) shall be payable in equal monthly installments over the Applicable Severance Period (as defined in Section 11(b)) with the first payment due within five business days after the date of Executive’s termination of employment (collectively, the “Termination Fee Installment Payments”). All other compensation and employment benefit arrangements provided for in this Agreement shall cease upon such termination of employment except to the extent required by law or otherwise expressly provided by such arrangements.

(b) In the event Employer terminates Executive’s employment without Cause or Executive terminates his employment for Good Reason, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii) and subject to the provisions of Sections 13 and 21, Employer shall pay to Executive (i) a severance benefit equal to Executive’s then applicable Base Compensation for a period of twelve (12) months following the termination of employment if the termination takes place during the Initial Term, or a severance benefit equal to Executive’s then applicable Base Compensation for a period of nine (9) months following the termination of employment if the termination takes place after the Initial Term (such twelve- or nine-month period, as the case may be, the “Applicable Severance Period”), and (ii) an amount equal to fifty percent (50%) of the Incentive Compensation Target(s), if any, applicable for the calendar year ending during the Applicable Severance Period (collectively, the “No Cause/Good Reason Termination Fee”). In addition, all unvested restricted stock, stock options and any other equity-based compensation arrangements shall vest, and all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the applicable award agreement. On or before March 15 of the calendar year following the calendar year in which Executive’s employment with Employer is terminated, Employer shall calculate the amount of Incentive Compensation Executive would have received had Executive remained employed by Employer for the entire applicable calendar year. To the extent that the amount of the Incentive Compensation Executive would have received had Executive remained employed by Employer for the entire applicable calendar year is in excess of 50% of the Incentive Compensation Target for that year (the “Overage Amount”), Employer shall then promptly pay to Executive the Overage Amount. No Overage Amount shall be payable in respect of years following the year in which Executive’s employment with Employer is terminated.

(c) In the event Employer terminates Executive’s employment for Cause, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(d) In the event Executive terminates his employment without Good Reason, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated and all vested stock options shall be exercisable in accordance with the applicable award agreement.

(e) For purposes of this Agreement, Executive shall be considered to have “Good Reason” to terminate his employment if, without his express written consent (except as contemplated by this Agreement or in connection with the termination of his employment voluntarily by Executive, by Employer for Cause, or under the circumstances described in Section 13 hereof), (i) the responsibilities of Executive are substantially reduced or altered, (ii) Executive’s Base Compensation is reduced without his consent, or (iii) Executive’s offices are relocated anywhere other than within a fifty (50) mile radius of his office in McLean, Virginia; provided, however, that if Executive terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), Employer shall have a period of thirty (30) business days after actual receipt written notice of Executive’s assertion of Good Reason to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Good Reason shall be null and void.

(f) For purposes of this Agreement, Employer shall have “Cause” to terminate Executive’s employment hereunder upon (i) the continued, willful and deliberate failure of Executive to perform his duties in a manner substantially consistent with the manner prescribed by the Chief Executive Officer (other than any such failure resulting from his incapacity due to physical or mental illness), (ii) the engaging by Executive in misconduct materially and demonstrably injurious to Employer, (iii) the conviction of Executive of commission of a felony, whether or not such felony was committed in connection with Employer’s business, or (iv) the circumstances described in Section 13 hereof, in which case the provisions of Section 13 shall govern the rights and obligations of the parties; provided, however, that if Employer terminates this Agreement for one or more of the reasons stated in clauses (i) or (ii), Executive shall have a period of thirty (30) business days after actual receipt written notice of Employer’s assertion of Cause to cure the basis for such assertion, and, in the event of cure (or the commencement of steps reasonably designed to result in prompt cure), the assertion of Cause shall be null and void.

(g) Notwithstanding any other provision hereof, Executive shall not be entitled to receive any payment under Section 11 or 12 of this Agreement that is treated as “deferred compensation” within the meaning of Section 409A of the Code and the regulations thereunder prior to the time such payment is permitted to be made under Section 409A(a)(2)(B) of the Code.

12. CHANGE IN CONTROL.

(a) All unvested restricted stock, stock options and any other equity-based compensation arrangements theretofore granted to Executive shall vest in full on the date of a “Change in Control” (as defined in Section 12(c) below).

(b) In the event that Employer terminates Executive’s employment with Employer without Cause within twelve months after a “Change in Control” (as defined in Section 12(c) below), or if Executive terminates his employment with Employer for Good Reason (in accordance with Sections 11(e) and 11(f) above) within twelve months after a Change in Control, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), Employer shall pay to Executive a severance benefit equal to (i) Executive’s then applicable annual Base Compensation for the Applicable Severance Period and (ii) an amount equal to one hundred percent (100%) of the Incentive Compensation Target(s), if any, applicable during the calendar year ending during the Applicable Severance Period. The severance benefit shall be payable in Termination Fee Installment Payments; that is, in equal monthly installments over the Applicable Severance Period (as defined in Section 11(b)) with the first payment due within five business days after the date of Executive’s termination of employment. In addition, all stock options and other equity-based compensation arrangements that must be exercised shall be exercisable in accordance with the terms of the applicable award agreement.

(c) For purposes of this Agreement, “Change in Control” shall mean an occurrence of any of the following events:

(i)
an acquisition (other than directly from Employer) of any voting securities of Employer (the “Voting Securities”) by any “person or group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than an employee benefit plan of Employer, immediately after which such person or group has “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of more than fifty percent (50%) of the combined voting power of Employer’s then outstanding Voting Securities; or

(ii)
the consummation of (A) a merger, consolidation or reorganization involving Employer, unless the company resulting from such merger, consolidation or reorganization (the “Surviving Corporation”) shall adopt or assume this Agreement and the stockholders of Employer immediately before such merger, consolidation or reorganization own, directly or indirectly immediately following such merger, consolidation or reorganization, at least fifty percent (50%) of the combined voting power of the Surviving Corporation in substantially the same proportion as their ownership immediately before such merger, consolidation or reorganization, (B) a complete liquidation or dissolution of Employer, or (C) a sale or transfer of all or substantially all of the assets of Employer.

(d) In the event that, as a result of payments to or for the benefit of Executive under this Agreement or otherwise in connection with a Change in Control, any state, local or federal taxing authority imposes any taxes on Executive that would not be imposed but for the occurrence of a Change in Control, including any excise tax under Section 4999 of the Internal Revenue Code and any successor or comparable provision, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii) and under Sections 12(a) and 12(b), Employer (including any successor to Employer) shall pay to Executive at the time any such tax becomes payable an amount equal to the amount of any such tax imposed on Executive.

13. DISABILITY; DEATH.

(a) If, prior to the expiration or termination of the Employment Term, Executive shall be unable to perform his duties by reason of disability or impairment of health for at least six consecutive calendar months, Employer shall have the right to terminate Executive’s employment on account of disability by giving written notice to Executive to that effect, but only if at the time such notice is given such disability or impairment is still continuing. In the event of a dispute as to whether Executive is disabled within the meaning of this Section 13(a), either party may from time to time request a medical examination of Executive by a doctor selected by Employer, and the written medical opinion of such doctor shall be conclusive and binding upon the parties as to whether Executive has become disabled and the date when such disability arose. The cost of any such medical examination shall be borne by Employer. If Employer terminates Executive’s employment on account of disability, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), all unvested stock options and any other equity-based compensation arrangements shall be terminated, and all vested stock options shall be exercisable in accordance with the terms of the applicable award agreement.

(b) If, prior to the expiration or termination of the Employment Term, Executive shall die, then, in addition to the benefits provided for under Sections 11(a)(i) and 11(a)(ii), the Employment Term shall terminate without further notice. In such an event, all unvested stock options and any other equity-based compensation arrangements shall be terminated, and all vested stock options shall be exercisable in accordance with the terms of the applicable award agreement.

(c) Nothing contained in this Section 13 shall impair or otherwise affect any rights and interests of Executive under any insurance arrangements, death benefit plan or other compensation plan or arrangement of Employer which may be adopted by the Board.

14. LAW APPLICABLE. This Agreement shall be governed by and construed pursuant to the laws of the Commonwealth of Virginia, without giving effect to conflicts of laws principles.

15. NOTICES. Any notices required or permitted to be given pursuant to this Agreement shall be sufficient, if in writing and sent by certified or registered mail, return receipt requested, to the residence, listed on the signature page of this Agreement, in the case of Executive, and to 7925 Jones Branch Drive, McLean, Virginia 22102, Attention: Chief Executive Officer, in the case of Employer.

16. ASSIGNMENT, ETC. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatsoever; provided, however, that Executive acknowledges and agrees that he cannot assign or delegate any of his rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer may assign its rights under this Agreement to any affiliate of Employer or to any entity upon any sale of all or substantially all of the assets of Employer, or upon any merger or consolidation of Employer with or into any other entity, provided that such assignment shall not relieve Employer of its obligations hereunder without the written consent of Executive.

17. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing duly signed by the parties hereto.

18. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if such invalid or unenforceable provision were not contained herein.

19. NO WAIVER. A waiver of any breach or violation of any term, provision or covenant contained herein shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

20. ARBITRATION.

(a) Agreement to Arbitrate. In the event of differences between Employer and Executive arising out of or relating to his employment with Employer or the termination of that employment, Executive and Employer mutually agree to arbitration. Executive understands that his assent to mandatory arbitration is a condition of employment and continued employment. Any claim or controversy that arises out of or relates to this Agreement or the breach of it, as well as all other claims made arbitrable by this Agreement, will be settled by arbitration in the Commonwealth of Virginia in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court possessing jurisdiction of arbitration awards. A request by a party to a court for interim measures or specific performance necessary to preserve a party’s rights and remedies for resolution pursuant to this Section 20 shall not be deemed a waiver of the agreement to arbitrate. The parties, their representatives, other participants and arbitrator shall hold the existence, content and result of the arbitration in confidence.

(b) Covered Claims. Except as otherwise provided in this Agreement, Executive and Employer hereby consent to the resolution by arbitration of all claims or controversies for which a court otherwise would be authorized by law to grant relief, in any way arising out of, relating to, or associated with Executive’s employment with Employer or its termination (“Claims”) that Employer may have against Executive or that Executive may have against Employer or against its officers, directors, employees, or agents, in their capacity as such or otherwise. The Claims covered by this Agreement include, but are not limited to: claims for discrimination based on race, sex, religion, national origin, age, marital status, handicap, disability, or medical condition; claims for benefits, except as excluded in the following paragraph, and claims for violation of any federal, state, or other governmental constitution, statute, ordinance, or regulation (including but not limited to claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, and Employee Retirement Income Security Act). Additionally, any and all issues of arbitrability (whether a claim is covered by this Agreement) will be decided by the arbitrator(s) and not a court.

(c) Claims Not Covered. This agreement to arbitrate does not apply to or cover claims for workers’ compensation benefits; claims for unemployment compensation benefits; claims by Employer for injunctive and/or other equitable relief for breach of Section 7 or for unfair competition and/or the use and/or unauthorized disclosure of trade secrets or confidential information; and claims based upon an employee pension or benefit plan, the terms of which contain an arbitration or other non-judicial dispute resolution procedure, in which case the provisions of such plan shall apply.

21. COMPLIANCE WITH SECTION 409A. Because the parties hereto intend that any payment under this Agreement shall be paid in compliance with Section 409A of the Code (“Section 409A”) and all regulations, guidance and other interpretative authority thereunder, such that there will be no adverse tax consequences, interest or penalties as a result of such payments, the parties hereby agree to modify the timing (but not the amount) of any payment hereunder to the extent necessary to comply with Section 409A and avoid application of any taxes, penalties or interest thereunder. Consequently, notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” as defined in Section 409A, Executive shall not be entitled to any payments upon Date of Termination until the earlier of (i) the date which is six (6) months after Date of Termination for any reason other than death, or (ii) the date of Executive’s death. Any amounts otherwise payable to Executive following Date of Termination that are not so paid by reason of this Section 21 shall be paid as soon as practicable after the date that is six (6) months after Date of Termination (or, if earlier, the date of Executive’s death). The provisions of this Section 21 shall only apply if, and to the extent, required to comply with Section 409A in a manner such that Executive is not subject to additional taxes and/or penalties under Section 409A.

22. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this agreement to account for all such counterparts.

IN WITNESS WHEREOF, the undersigned have hereunto set their hands to this Agreement on the day and year first above written.

ATS CORPORATION

By:	/s/ Edward H. Bersoff
Name: Edward H. Bersoff
Title: Chairman and Chief Executive Officer

EXECUTIVE

/s/ George Troendle
Name: George Troendle